SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Visteon Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, MAY 8, 2002
TIME:	10:00 AM EASTERN DAYLIGHT TIME
LOCATION:	THE COPLEY THEATRE 225 CLARENDON STREET BOSTON, MASSACHUSETTS USA

To Visteon Stockholders,

      We invite you to attend our 2002 Annual Meeting of Stockholders at the Copley Theatre. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect two directors to three-year terms on the Board of Directors. The Board has nominated for re-election William H. Gray, III and Robert H. Jenkins, both current directors.

2.	Ratify the Board’s appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2002. PricewaterhouseCoopers served in this same capacity in fiscal 2001.

3.	A stockholder proposal relating to the adoption of a stockholder rights plan.

4.	A stockholder proposal relating to the adoption of a code for the company’s international operations.

      You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 15, 2002, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

STACY L. FOX
Secretary

Dearborn, Michigan

April 9, 2002

PROPOSALS

CONTENTS

INTRODUCTION	1
This Proxy Solicitation	1
The Annual Meeting	1
Stockholders	1
VOTING	2
How to Vote Your Shares	2
How to Vote under 401(k) Plans	2
Where to Find Voting Results	2
Annual Report and Other Matters	2
PROPOSALS	4
Election of Directors	4
Approval of Independent Auditors	4
Shareholder Proposal Relating to the Adoption of a Shareholder Rights Plan	4
Shareholder Proposal Relating to a Code for International Operations	6
Other Matters	8
BOARD OF DIRECTORS	9
Directors Continuing in Office	9
Meetings and Committees	9
Director Compensation	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Audit Committee Report	11
EXECUTIVE COMPENSATION	12
Salary and Bonus	12
Stock Options and Restricted Stock	12
Other Compensation and Benefits	12
Organization and Compensation Committee Report On Executive Compensation	13
Appendix A — Performance Graph	15
Appendix B — Stockholdings	16
Appendix C — Executive Compensation	17
Appendix D — Audit Committee Charter	23
Appendix E — A Pledge of Integrity	27
Appendix F — Directions to the Copley Theatre	32

VISTEON CORPORATION

5500 Auto Club Drive
Dearborn, Michigan 48126

PROXY STATEMENT

April 9, 2002

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

This Proxy Solicitation

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may actually authorize another person to vote your shares in accordance with your instructions. As described in “Voting” (page 4), we have provided you additional methods for voting by proxy that do not require you to use the proxy card.

      This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into four sections following this Introduction:

•	“Voting”, page 2.
•	“Proposals”, page 4.
•	“Board of Directors”, page 9.
•	“Executive Compensation”, page 12.

      We have supplemented these sections with tables and other information, all of which appear in the appendices, beginning on page 15. For your reference, a table showing the performance of the company’s stock since the initial public offering in June 2000 is included in Appendix A.

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone, mail, e-mail, telecopy, telegraph or letter. The company has also retained Georgeson Shareholder Communication, Inc. to assist in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

The Annual Meeting

      As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, May 8, 2002, at the Copley Theatre in Boston, Massachusetts. The company’s bylaws require that a majority of the company’s common stock be represented at the Annual Meeting, whether in person or by proxy, in order to transact business. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting. Abstentions will also be counted when tabulating the votes cast on the proposals (other than the election of directors), but broker non-votes will not be counted.

      Representatives of PricewaterhouseCoopers LLP, the company’s independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

      The company must receive stockholder proposals for the 2003 Annual Stockholders Meeting at its principal executive offices by November 25, 2002.

Stockholders

      On March 1, 2002, the company had issued and outstanding 130,819,186 shares of common stock and there were approximately 132,000 stockholders of record. Based on the latest information provided to the company, Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania, beneficially owns 8,302,733 (6.36%) shares of the company’s outstanding common stock.

VOTING

      You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on March 15, 2002.

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must do one of the following:

•	Complete and mail the enclosed proxy card.
•	Call the toll-free telephone number listed on the enclosed proxy card and follow the instructions.
•	Visit the website listed on the enclosed proxy card and follow the instructions.

      By completing and submitting your proxy by any one of these means, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed Daniel R. Coulson and Stacy L. Fox to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the company’s independent auditors and against the shareholder proposals presented. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

      Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.
•	Submitting a later dated proxy by mail, toll-free number or the Internet.
•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares.

How to Vote under 401(k) Plans

      If you are a company employee participating in any of the company’s 401(k) plans, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Where to Find Voting Results

      The company will publish the voting results in its Form 10-Q for the second quarter of 2002, which we plan to file with the Securities and Exchange Commission in July 2002. You will also find the results in the investor information section of the company’s website (www.visteon.com/investors).

Annual Report and Other Matters

      A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the company’s offices located at 275 Grove Street, 4th Floor, Newton, Massachusetts, 02466, for ten days before the meeting.

      Visteon’s 2001 Annual Report, including consolidated financial statements, is being mailed to you with this proxy. Stockholders may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, by contacting our Shareholder Relations department in writing at 5500 Auto Club Drive, Dearborn, MI 48126; by phone (877) 367-6092; or via email at vcstock@visteon.com.

      The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and Visteon. It reduces the volume of duplicate information received at your household and helps to reduce Visteon’s expenses. The rule applies to company’s annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

      If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, EquiServe Trust Company, N.A., by calling their toll free number, (877) 881-5962.

      If you would like to receive your own set of Visteon’s annual disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Visteon shareholder and together both of you would like to receive only a single set of Visteon’s annual disclosure documents, follow these instructions:

      If your Visteon shares are registered in your own name, please contact our transfer agent, EquiServe Trust Company, N.A., and inform them of your request by calling them at (877) 881-5962 or writing to them at Visteon Shareholder Services, c/o EquiServe, P.O. Box 2747, Jersey City, NJ 07303-2747.

      If a broker or other nominee holds your Visteon shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSALS

      The Board has nominated two current directors — William H. Gray, III and Robert H. Jenkins — for new, three-year terms and recommends that you vote for their re-election. The Board has approved PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2002 and recommends that you ratify the Board’s selection. Two shareholder proposals were submitted for consideration at the meeting and the Board recommends that you vote against them.

Election of Directors

      The first proposal on the agenda for the Annual Meeting will be electing two directors to serve as Class II directors for a three-year term beginning at this Annual Meeting and expiring at the 2005 Annual Stockholders Meeting. (For a description of the three classes of directors, see the “Board of Directors” section beginning on page 9.) The nominees receiving the greatest number of votes cast will be elected.

      The Board of Directors has nominated William H. Gray, III and Robert H. Jenkins for re-election as Class II directors. The following is a brief biography of each nominee. You will find information on their holdings of the company’s stock in Appendix B.

      William H. Gray, III is 60 years old. He has been a director of the company since June 2000, and his current term as a Class II director expires in 2002. Mr. Gray is President and Chief Executive Officer of the United Negro College Fund and serves as a director of The Chase Manhattan Corporation, Dell Computer Corporation, Electronic Data Systems Corporation, ezgov.com, MBIA, Inc., Pfizer, Inc., The Prudential Insurance Company of America, Rockwell International Corporation and Viacom, Inc.

      Robert H. Jenkins is 59 years old. He has been a director of the company since June 2000, and his current term as a Class II director expires in 2002. Mr. Jenkins is the former Chairman of the Board and Chief Executive Officer of Sundstrand Corporation. Mr. Jenkins is also a member of the Board of Directors of AK Steel Holdings Corporation, Clarcor, Inc., Jason Incorporated, Pella Corporation, Sentry Insurance and Solutia, Inc.

      The Board of Directors recommends that you vote FOR the election of William H. Gray, III and Robert H. Jenkins.

Approval of Independent Auditors

      The next proposal on the agenda for the Annual Meeting will be ratifying the Board’s appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2002.

      PricewaterhouseCoopers served in this capacity for fiscal year 2001, and has reported on the company’s 2001 consolidated financial statements. The Audit Committee recommended to the Board that PricewaterhouseCoopers be reappointed for fiscal year 2002.

      The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2002.

Shareholder Proposals

      The next proposal on the agenda for the Annual Meeting will be a shareholder proposal relating to the adoption of a stockholder rights plan by the company. In accordance with SEC rules, the text of the shareholder proposal is printed exactly as it was submitted.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Ca., 90278, on behalf of himself and on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, has given notice that he intends to present for action at the Annual Meeting the following proposal and has furnished the following statement in support of his proposal:

Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently, our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

        1.) At any time

        2.) In a short period of time
        3.) Without shareholder approval

Negative Effects of Poison Pills on Shareholder Value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

Source: Office of the Chief Economist, Securities and Exchange Commission. The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

Additional Support for this Proposal Topic

•	Pills adversely affect shareholder value. Power and Accountantability Nell Minow and Robert Monks Source: www.thecorporatelibrary.com/power

•	The Council on Institutional Investors www.cti.ord/citcentral/policies.html & www.citi.org recommends shareholder approval of all poison pills.

Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

Institutional Investor Support Is High-Caliber Support

This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

Shareholder Vote Precedent Set by Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

68% Vote at Major Company

This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website:
www.thecorporatelibrary.com

      At this URL page:

http://asp.thecorporatelibrary.net/proposals/ FullText.asp?Company ID=10563&Resolution ID=515&Proxy Season=2001

In the interest of shareholder value vote yes:

SHAREHOLDER VOTE ON POISON PILLS
YES ON 3

     The Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth below:

      The Board has not adopted a shareholders rights plan. That being said, the Board believes it is important that it retain flexibility to adopt such a plan without having to conduct a shareholder vote if, in the future opinion of the Board, a rights plan is necessary to protect the interest of the shareholders. The Board of Directors has a fiduciary responsibility to act in the best interests of Visteon and its shareholders, and is committed to do so. Consistent with long-standing corporate governance principles, we believe it is essential that the Board maintain its right to oversee the activities of the company in accordance with its experience and sound business judgment. To the extent the Board, in the future and after due and careful consideration, determines that adopting a shareholder rights plan is in the best interest of the company and its shareholders, it is duty bound to so act. While the Board has not adopted a rights plan, there is compelling evidence that such plans are an effective tool against unfair, imprudent, or abusive takeover attempts. More than 500 public companies have adopted rights plans since 1998, bringing the number of public companies with such plans to a total of approximately 2,300. The theory behind rights plans is that interested acquirors should be obligated to negotiate in good faith with the board for the benefit of all shareholders. Such plans can be effective in minimizing pressure tactics under which shareholders are not treated equally or fairly. Rights plans seek to enable the board to conduct a full assessment of any potential offer, and dispassionately determine whether a sale is in the company’s best interest, rather than having sale terms dictated by a third party.

      In our view, it is fundamental to corporate governance principles that decisions affecting the strategy and future of the company, including the potential sale of the company, rest with the Board of Directors, which is legally bound by duties of care and loyalty in its management of the company. We believe it is for this very reason that the Delaware Supreme Court has repeatedly validated the use of a stockholder rights plan when it is adopted by a company’s board of directors to allow the board of directors to evaluate the best course for its company, and that the vast majority of corporations do not subject their rights plan to stockholder approval.

      For these reasons, the Board of Directors recommends that you vote AGAINST this proposal.

      The next proposal on the agenda for the Annual Meeting will be a shareholder proposal relating to the adoption of a code for the company’s international operations. In accordance with SEC rules, the text of the shareholder proposal is printed exactly as it was submitted.

      The Christus Health Fund, 2600 North Loop West, Houston, Texas, 770892, has informed the company that it intends to present for action at the Annual Meeting the following proposal and has furnished the following statement in support of its proposal:

PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

      Whereas, our company, as a global corporation, faces numerous complex problems as the International context within which our company operates is becoming increasingly diverse as we enter the new millennium.

A new poll on corporate social responsibility found that 60% of Americans that own shares say that a company’s record on its broader social responsibilities influenced their decision to purchase or sell its shares. Respondents ranked “equal and fair treatment of all employees” more highly than “providing quality products at the lowest possible price” as a key expectation of corporate behavior. (Environics International, 2/2001)

Companies are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

We believe global companies need to implement comprehensive codes of conduct, such as those found in the “Principles for Global Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of global companies are developing credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

      RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and report a summary of this review to shareholders by October 2002.

Supporting Statement

      We recommend the review include:

1. A description of policies which are designed to protect human rights — civil, political, social, cultural and economic — consistent with respect for human dignity and International Labor Organizations’ core labor standards.

2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4. Establishment of consistent standards for workers’ health and safety, practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company needs comprehensive global standards to guide its decisions in order to compete successfully in the 21st Century.

      The Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth below:

      Following the spin-off from Ford Motor Company, the company implemented a comprehensive ethics and compliance program that directly addresses the issues raised in this proposal, as well as other issues that the company feels are essential to realizing our mission to become the supplier, employer and community citizen of choice.

      The cornerstone of the ethics and compliance program is our ethics policy, entitled “A Pledge of Integrity”, a copy of which is attached as Appendix E to this proxy statement. This policy describes the company’s expectations regarding the standards of behavior and conduct of employees and underscores our commitment, at all levels of the organization, to the core values underlying our ethical standards.

      The ethics and compliance program includes several elements that ensure our employees thoroughly understand the policy, effectively communicate it throughout the organization, and adhere to it in all of their business dealings. The policy is translated into 9 different languages and is distributed to our employees throughout the world. Senior leadership (approximately 4,000 employees) has been taken through an interactive ethics awareness training session and has, in turn, trained their own organizations. To date, approximately 13,000 employees throughout the world have had the training and certified compliance with the policy by signing a certificate. The policy is also presented to new employees during orientation. Other elements of our ethics and compliance program include a bi-annual update of our Compliance Plan, which identifies additional training for specific groups of employees in ethics areas relevant to the work they perform, bi-annual certification of compliance by the leadership employees, and an appointed Director of Compliance who is responsible for overseeing the program and ensuring Visteon’s ethics and compliance activities remain on the leading edge of good corporate governance practices. As part of our overall program, the company also maintains a “hotline” and encourages employees to report any concerns or failures in compliance. Finally, the company has a compliance committee, supported by the internal audit function, that audits compliance on an on-going basis, investigates potential issues, and provides a summary of its findings to the Audit Committee of the Board of Directors on a regular basis.

      As an extension of our ethics program, the company has adopted the Global Sullivan Principles of Corporate Responsibility (the “Principles”), a code of conduct that provides a framework by which socially responsible companies commit to align their policies toward promoting equal opportunity and development of employees, environmental responsibility and community involvement wherever it conducts business. Through an annual report presented to the Audit Committee, the company describes its activities and compliance within our ethics areas as well as the policies included in the Principles. As part of our ethics and compliance training, we will educate management about the company’s endorsement of the Principles.

      We feel the strength and breadth of our ethics and compliance program, as well as our commitment to the Principles, clearly demonstrates our sincere commitment to the values and principles set forth in our “Pledge of Integrity” booklet, and to those included in this proposal.

      For these reasons, the Board of Directors recommends that you vote AGAINST this proposal.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the two directors, the ratification of the company’s independent auditors and the consideration of two shareholder proposals. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

BOARD OF DIRECTORS

      The Board of Directors consists of seven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the Annual Meeting, and the nominees for election are all currently Class II directors.

Directors Continuing in Office

      The Class I and III directors will continue in office following this Annual Meeting, and their terms will expire in 2003 (Class III) or 2004 (Class I). The following are brief biographies of each of these directors. You will find information on their holdings of the company’s stock in Appendix B.

      Steven K. Hamp is 53 years old. He has been a director of the company since January 2001, and his current term as a Class I director expires in 2004. Mr. Hamp is the President of Henry Ford Museum and Greenfield Village in Dearborn, Michigan.

      Kathleen J. Hempel is 51 years old. She has been a director of the company since July 2001, and her current term as a Class I director expires in 2004. Ms. Hempel is the former Vice Chairman and Chief Financial Officer of Fort Howard Corporation. Ms. Hempel is also a member of the Board of Directors of Actuant Corporation, A.O. Smith Corporation, Kennametal Corporation, Oshkosh Truck Corporation and Whirlpool Corporation.

      Peter J. Pestillo is 64 years old. Mr. Pestillo is Chairman of the Board and Chief Executive Officer of the company . He has been a director of the company since February 2000, and his current term as a Class III director expires in 2003. Prior to the company’s spin-off from Ford, Mr. Pestillo was Vice Chairman and Chief of Staff at Ford Motor Company. Mr. Pestillo is also a director of Rouge Industries, Inc. and Sentry Insurance.

      Charles L. Schaffer is 56 years old. He has been a director since January 2001, and his current term as a Class III director expires in 2003. Mr. Schaffer is the former Chief Operating Officer of United Parcel Service, Inc.

      Robert M. Teeter is 63 years old. He has been a director of the company since June 2000, and his current term as a Class I director expires in 2004. He is the President of the Coldwater Corporation and serves as a director of Bank of Ann Arbor, Kaydon Corporation and United Parcel Service, Inc.

Meetings and Committees

      During 2001, the Board of Directors held eight meetings and took action by written consent twice in lieu of additional meetings. All of the directors attended at least 75% of all meetings of the board and board committees on which they served during 2001.

      The Board of Directors has a standing Audit Committee, consisting of Robert M. Teeter (Chairman), Kathleen J. Hempel, Robert H. Jenkins and Charles L. Schaffer, all of whom are considered independent under the rules of the New York Stock Exchange. During 2001, the Audit Committee held seven meetings. The duties of the Audit Committee are generally:

•	to recommend to the Board independent auditors to audit annually the company’s books and records,
•	to review the activities and the reports of the company’s independent auditors,
•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements,
•	to review and monitor compliance procedures, and
•	to report the results of its review to the Board.

      The Audit Committee Report can be found on page 11, and the Audit Committee Charter is included in Appendix D.

      The Board also has a standing Organization and Compensation Committee, consisting of Robert H. Jenkins (Chairman), Steven K. Hamp, Charles L. Schaffer and William H. Gray, III. During 2001, the Organization and Compensation Committee held five meetings. The duties of the

Organization and Compensation Committee are generally:

•	to review and recommend to the Board of Directors executive compensation and incentive plans,
•	to review and recommend to the Board of Directors compensation for outside directors,
•	to approve the payment of cash performance bonuses and the granting of stock options to the company’s employees, including officers, and
•	to review and recommend management development and succession planning.

      The Board also has a standing Corporate Governance and Nominating Committee, consisting of Robert M. Teeter (Chairman), William H. Gray, III and Steven K. Hamp. During 2001 the Corporate Governance and Nominating Committee held two meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to review the performance of the Board as a whole,
•	to review and monitor worldwide performance of the company as it affects the environment, employees, communities and customers,
•	to develop criteria for board membership, and
•	to identify, review and recommend board candidates.

Director Compensation

      Directors who are not employees of the company receive directors’ fees of $40,000 per year plus an additional $10,000 per year for each committee on which they serve. These directors may elect to defer their compensation under the company’s Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. Amounts deferred into the unit account are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock. In addition, the company reimburses its directors for expenses, including travel, they incur in connection with attending board and committee meetings.

      In 2001, non-employee directors also received a grant of 3,000 shares of restricted common stock under the Visteon Corporation Restricted Stock Plan for Non-Employee Directors. The restrictions expire for one third of the shares each year following the year of the grant.

      To further link director and shareholder interests, Visteon has established stock ownership guidelines for non-employee directors. Each non-employee director has a goal to own common stock equal in value to five times the annual directors’ fee of $40,000 within five years of their appointment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

      There were no late filings during 2001.

AUDIT COMMITTEE REPORT

      The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. (A copy of the Audit Committee Charter is attached as Appendix D.) Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors these processes and reports to the Board of Directors on its findings.

Audit Fees

      PricewaterhouseCoopers LLP served as the company’s independent auditors in 2001. Fees billed to the company for services rendered for the audit of the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2001, and the interim reviews of the financial statements included in the company’s Quarterly Reports on Form 10-Q during 2001 totaled $2.7 million. These fees included amounts associated with the statutory audits of foreign subsidiaries, as such audits are considered an integral part of the overall audit scope and approach.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers did not render any information technology services to the company during 2001 related to systems that track and generate information significant to the financial statements.

All Other Fees

      For the fiscal year 2001, PricewaterhouseCoopers billed the company $5.9 million for all other non-audit services. These non-audit services included tax compliance and advisory support, internal audit staff support, and other consulting services.

Auditor Independence

      During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2001, and filed with the Securities and Exchange Commission.

      PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers to the company is compatible with maintaining the independence of PricewaterhouseCoopers. The Audit Committee concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services. To eliminate any perceived independence concerns, however, Visteon management has decided not to use PricewaterhouseCoopers’ services for internal audit staff support beyond 2002.

Audit Committee

Robert M. Teeter (Chairman)
Kathleen J. Hempel
Robert H. Jenkins
Charles L. Schaffer

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Peter J. Pestillo, Chairman and Chief Executive Officer; Michael F. Johnston, President and Chief Operating Officer; Robert J. Womac, Executive Vice President; Daniel R. Coulson, Executive Vice President and Chief Financial Officer; and Stacy L. Fox, Senior Vice President, General Counsel and Secretary.

      This section also includes a report of the Board’s Organization and Compensation Committee (see page 13), which discusses the general compensation principles used by the committee for senior executive officers, as well as the specific factors used to determine the chief executive officer’s compensation.

Salary and Bonus

      You will find information regarding this group’s salaries and bonuses in Appendix C. No annual incentives were paid in 2001.

Stock Options and Restricted Stock

      During 2001, these executive officers received restricted stock grants and options to purchase company stock. You will find additional information regarding these restricted stock and option grants in Appendix C.

Other Compensation and Benefits

      This group of executive officers receives medical, group life insurance and other benefits (including matching contributions under the company’s 401(k) plans) that are available generally to all of the company’s salaried employees. They also participate in the company’s salaried employees’ pension plan, which is qualified under Section 401(a) of the U.S. Internal Revenue Code, and receive certain other perquisites. In addition, these executive officers are eligible to defer their bonuses under the company’s Deferred Compensation Plan. Amounts deferred into the Visteon stock fund of the plan are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock.

      You will find additional information regarding the other compensation and benefits in Appendix C.

ORGANIZATION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Organization and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, oversees the company’s programs for compensating executive officers and other key management employees and approves the salaries and other incentive awards to senior executives.

Policies and Objectives

      Visteon’s compensation plans are designed to provide competitive compensation opportunities which align the compensation of its executive officers with its business objectives and the creation of shareholder value through annual and long-term incentives tied to corporate and individual performance as well as the performance of Visteon’s common stock. The compensation plans are designed to retain a strong executive team and allow the company to attract talent to the organization.

      The Visteon Corporation 2000 Incentive Plan (the “Plan”) was approved by the shareholders in 2001 and incorporates both annual and long-term incentive components. A major portion of each executive’s compensation is intended to derive from incentives.

      The company has adopted stock ownership goals for officers at the vice president level and above. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to seven times salary for the Chief Executive Officer, within three years.

      The committee has also considered the company’s ability to deduct from taxable income certain performance based compensation under section 162(m) of the Internal Revenue Code. The committee intends that all compensation paid by the company be deductible; however, it reserves the right to pay nondeductible compensation if, in its sole discretion, it deems necessary or desirable.

Program Components

      In 2001, executive officers’ compensation was composed of base salary, an annual bonus opportunity and long-term incentive compensation. For each executive officer, base salary was reviewed in relation to job responsibilities, skills, experience and competitive industry practice. The competitive compensation assessment included a comparison to executive positions in other comparably sized auto supply and technology firms, including Dana Corporation, Delphi Automotive Systems, Inc., Eaton Corporation, Ingersoll-Rand Company, Johnson Controls, Inc., Lear Corporation, Lucent Technologies Inc., Motorola Inc., Textron Inc. and TRW, Inc as well as in general industry. Visteon’s compensation plans are targeted to deliver compensation at the median of the competitive market when performance is at expected levels.

      The year 2001 was the first full year in which compensation was determined under the Plan. The measures for determining the award of an annual incentive were corporate performance measured through return on assets and profit before tax, and modified for safety and quality. Individual awards are modified by achievement of individual goals in the areas of business results, leadership behavior and development of people. The company did not achieve its goals for 2001 under the Plan. Accordingly, no annual incentives were awarded for 2001.

      The long-term incentive opportunity consists of stock options, restricted stock and cash awards earned over a three year performance cycle. The restricted stock and cash awards are dependent on attainment of long-term goals for return on equity and quality over a three year performance period.

      A transition plan was implemented for 2001 to facilitate the transition from the former incentive plans which focused primarily on annual performance to a plan with greater emphasis on long-term incentives. To address the significant reduction in annual cash opportunities from the prior plan, interim goals were implemented in the long-term component of the 2000 Incentive Plan. The interim goals were based on the achievement of return on equity and quality targets and provide the opportunity for a pro-rata cash payout during the initial two years of the plan. For 2001, the company achieved the interim quality goal and made a cash payout under the plan.

Chief Executive Officer Compensation

      The Chief Executive Officer’s compensation for the year 2001 was reviewed in the same manner as the other executive officers, as described above, and consisted of base salary of $1 million which was unchanged from the prior year, a long-term cash award of $176,812, a stock option grant of 164,474 options and a restricted stock grant of 85,911 shares with restrictions lapsing on the third anniversary of the date of grant if certain performance goals are achieved. The Chief Executive Officer also received in 2001 a long-term cash award opportunity of $3 million which can be earned based on the achievement of specified return on equity and quality goals over a three year performance period. No annual incentive award was paid to the Chief Executive Officer for 2001.

Summary

      The Committee believes that Visteon’s compensation plans support the company’s strategic objectives and provide strong alignment of the interests of its executives with these objectives as well as the creation of shareholder value.

By the Organization and Compensation Committee:

Robert H. Jenkins (Chairman)
William H. Gray, III
Steven K. Hamp
Charles L. Schaffer

APPENDIX A — PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the company’s common stock with the cumulative total return on the S & P 500 Composite Index and a Peer Group Index that Visteon has developed. The Peer Group Index is composed of ArvinMeritor Inc., American Axle & Manufacturing Holdings, Inc., Borg-Warner Automotive, Inc., Dana Corporation, Delphi Automotive Systems Inc., Federal-Mogul Corporation, Johnson Controls, Inc., Lear Corporation, Magna International, Inc., Tenneco Automotive, Inc., Tower Automotive, Inc. and TRW, Inc. The graph assumes an initial investment of $100 and reinvestment of cash dividends. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the common stock or the referenced indices.

Comparison of Cumulative Total Return

for the Period from June 29, 2000 to December 31, 2001

	6/29/00	12/29/00	12/31/01

Visteon Corporation	$100	$84.28	$111.91
S & P 500 Index	$100	$92.06	$81.11
Peer Group Index	$100	$76.58	$104.19

APPENDIX B — STOCKHOLDINGS

      This Appendix B contains stockholding information for the nominees for election as directors, the directors continuing in office, and the company’s executive officers.

      Ownership of the company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the company’s common stock outstanding on March 1, 2002 (130,819,186 shares). Directors and executive officers as a group held options exercisable on or within 60 days after March 1, 2002 to buy 16,665 shares of Visteon common stock under stock option plans.

Nominees, Continuing Directors and Executive Officers

      The following table contains stockholding information for the nominees for election as directors, the directors continuing in office, and the company’s executive officers.

				Common Stock
				Beneficially Owned
			Term to
Name	Age	Positions with Company	Expire	Number	Percent

Nominees for Election as Directors
William H. Gray, III	60	Director	2002	6,081	*
Robert H. Jenkins	59	Director	2002	6,081	*
Directors Continuing in Office
Steven K. Hamp	53	Director	2004	25,437	*
Kathleen J. Hempel	51	Director	2003	6,000	*
Peter J. Pestillo	64	Chairman, Chief Executive Officer and Director	2003	502,068	*
Charles L. Schaffer	56	Director	2003	9,406	*
Robert M. Teeter	63	Director	2004	10,302	*
Other Executive Officers
Michael F. Johnston	54	President and Chief Operating Officer	—	318,620	*
Robert J. Womac	58	Executive Vice President	—	80,079	*
Daniel R. Coulson	59	Executive Vice President and Chief Financial Officer	—	107,890	*
Stacy L. Fox	48	Senior Vice President, General Counsel and Secretary	—	77,314	*
All Directors and Executive Officers as a Group (14 Persons)				1,352,114	1.03

*	under 1%.

      Amounts shown include 6,000 restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors to each of the following: William H. Gray, III, Robert H. Jenkins, Steven K. Hamp, Charles L. Schaffer and Robert M. Teeter; and 3,000 shares to Kathleen J. Hempel. For non-employee directors amounts shown include shares of common stock represented by Visteon stock units credited under the Deferred Compensation Plan for Non-Employee Directors. These shares may be deliverable after termination of board service.

      Also, included are restricted shares of common stock issued under the Visteon Corporation 2000 Incentive Plan as follows: 460,478 shares for Peter J. Pestillo; 273,551 shares for Michael F. Johnston; 15,035 shares for Robert J. Womac; 105,289 shares for Daniel R. Coulson; and 75,047 shares for Stacy L. Fox. The amount shown for Michael F. Johnston includes 44,817 shares of common stock represented by Visteon stock units credited under a deferred compensation plan and payable following termination of employment.

      Steven K. Hamp has reported beneficial ownership of 11,031 shares of common stock owned by his children and Peter J. Pestillo has reported beneficial ownership of 7,837 shares of common stock owned by a family partnership.

APPENDIX C — EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides compensation information since the company’s organization in January 2000 for the company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer.

				Long-Term Compensation
		Annual Compensation
				Other Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compensation	Stock Awards	Underlying	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	Options/SARs	($)	($)

Peter J. Pestillo	2001	1,000,000	0	129,600	1,500,000	164,474	176,812	60,000
Chairman and	2000	933,334	1,500,000	31,320	3,417,481	0	—	55,997
Chief Executive Officer
Michael F. Johnston	2001	737,500	0	75,644	890,625	97,657	104,982	610,000
President and	2000	204,167	150,000	—	4,527,750	50,000	—	750,000
Chief Operating Officer
Robert J. Womac	2001	415,000	0	22,310	262,500	28,783	30,942	24,899
Executive Vice President*	2000	380,000	350,000	7,200	785,628	0	—	23,283
Daniel R. Coulson	2001	468,750	0	35,749	293,750	32,210	34,626	28,122
Executive Vice President	2000	393,667	300,000	7,700	785,628	0	—	25,478
and Chief Financial Officer
Stacy L. Fox	2001	430,000	0	34,016	244,688	26,830	28,843	23,071
Senior Vice President,	2000	380,000	300,000	5,160	563,033	0	—	600,000
General Counsel and Secretary

*	Robert J. Womac retired from the company effective January 1, 2002.

     Amounts in the “Other Annual Compensation” column include $60,950 for airplane use by Peter J. Pestillo, a flexible perquisite account reimbursement to Michael F. Johnston of $24,200 for a club membership, and lease car expenses for Peter J. Pestillo, Michael F. Johnston, Robert J. Womac, Daniel R. Coulson and Stacy L. Fox in the amounts of $18,659, $25,125, $18,542, $27,975 and $22,971, respectively.

      The Restricted Stock Awards were granted under the Visteon Corporation 2000 Incentive Plan. Shares awarded in 2001 are restricted from sale for three years and are subject to the performance criteria described under “Long-Term Incentive Plan Awards in Last Fiscal Year” on page 19. Shares awarded in 2000 are restricted from sale for five years. Holders of restricted stock received the same cash dividends as other stockholders owning common stock. On December 31, 2001, Peter J. Pestillo owned 346,911 shares of restricted stock valued at $5,217,541; Michael F. Johnston owned 201,010 shares of restricted stock valued at $3,023,190; Robert J. Womac owned 75,035 shares of restricted stock valued at $1,128,526; Daniel R. Coulson owned 76,825 shares of restricted stock valued at $1,155,448; and Stacy L. Fox owned 57,015 shares of restricted stock valued at $857,506. For this valuation, each share of restricted stock was valued at $15.04, the closing market price of the common stock on December 31, 2001.

      The “All Other Compensation” column includes amounts for (1) matching contributions by Visteon under the Visteon Investment Plan (“VIP”) and (2) the values of certain credits provided under the Visteon Savings Parity Plan (“VSPP”). Under VSPP, Visteon provides benefits substantially equal to benefits that could not be provided under VIP because of limitations under the Internal Revenue Code. For 2001, the amounts shown in this column as VIP matching contributions and VSPP credits, respectively, are as follows:

	VIP
	Matching		VSPP
Person	Contributions		Credits

Peter J. Pestillo	$10,195	and	$49,805
Michael F. Johnston	$3,398	and	$11,602
Robert J. Womac	$10,195	and	$14,704
Daniel R. Coulson	$10,195	and	$17,927
Stacy L. Fox	$10,118	and	$12,953

      The amount shown in the “All Other Compensation” column for Michael F. Johnston includes a one-time payment of $595,000 pursuant to his employment agreement.

Stock Options

      The Visteon Corporation 2000 Incentive Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the exercise price of the option. Options which are “in the money” on a given date can be “out of the money” if stock prices change on a subsequent date. We therefore believe that placing a current value on outstanding options is highly speculative and may not represent any benefit realized by the optionee.

      The following table gives more information on stock options.

Option/SAR Grants in Last Fiscal Year(1)

					Grant Date
	Individual Grants				Value(2)

(a)	(b)	(c)	(d)	(e)	(f)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Option/SARs	Employees in	Base Price	Expiration	Present
Name	Granted(#)(3)	Fiscal Year	($/Sh)	Date	Value $

Peter J. Pestillo	164,474	5.3%	17.46	5/8/2011	1,500,000
Michael F. Johnston	97,657	3.2%	17.46	5/8/2011	890,631
Robert J. Womac	28,783	0.9%	17.46	5/8/2011	262,500
Daniel R. Coulson	32,210	1.0%	17.46	5/8/2011	293,755
Stacy L. Fox	26,830	0.9%	17.46	5/8/2011	244,689

(1)	The exercise price of the stock options is the average of the high and low selling prices on the New York Stock Exchange on the grant date.

In general, 33 1/3% of a stock option grant can be exercised one year after the grant date, 66 2/3% after two years, and 100% after three years. Any unexercised options expire after ten years.

If an optionee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred.

(2)	These values were determined using the Black-Scholes methodology and the following weighted average assumptions:

(i)	risk free interest rate of 6.5%

(ii)	option life equals 10 years

(iii)	volatility of 44.7%

(iv)	dividend yield of 1.37%

The ultimate value of the options, if any, will depend on the future value of the common stock and the optionee’s investment decisions, neither of which can be accurately predicted.

(3)	No SARs were issued during the fiscal year. No options or SARs were exercised by officers in the last fiscal year.

Long-Term Incentive Plan Awards in Last Fiscal Year

      The table below represents potential payouts of cash-denominated awards which are tied to 2003 return on equity (ROE) and quality targets. Target amounts will be earned if 100% of the ROE and quality target levels are met. Threshold amounts are earned under the ROE performance section of the plan if approximately 80% of the ROE target is achieved. Threshold amounts are earned under the quality section of the plan if approximately 75% of the quality target is met. No award is payable under the relevant section of the plan if the performance on that measure is below the threshold performance. There is no maximum in the plan on awards under the ROE measurement. The amounts under “Maximum” in the table assume that 200% of the ROE target is achieved. Maximum awards for the quality section of the plan will be paid out if 120% of the quality target is met.

			Estimated Future Payouts Under Non-Stock
			Price-Based Plans

(a)	(b)	(c)	(d)	(e)	(f)

		Performance or
		Other Period
		Until Maturation	Threshold	Target	Maximum
Name	Target Award	or Payout	($)	($)	($)

Peter J. Pestillo	$3,000,000	2001-2003	$1,162,500	$3,000,000	$5,400,000
Michael F. Johnston	$1,781,250	2001-2003	$690,234	$1,781,250	$3,206,250
Robert J. Womac	$525,000	2001-2003	$203,437	$525,000	$945,000
Daniel R. Coulson	$587,500	2001-2003	$227,656	$587,500	$1,057,500
Stacy L. Fox	$489,375	2001-2003	$189,633	$489,375	$880,875

Retirement Plans

      The company maintains the Visteon Pension Plan (the “VPP”). The VPP is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code. It covers primarily salaried employees of the company not covered by another pension plan. The non-contributory feature of the VPP automatically covers all eligible employees. The non-contributory feature of the VPP provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate times years of employment. The highest flat rate in effect on December 31, 2001 is $45.25. Participants who satisfy the requirements for early retirement (age 55 with 10 years of service or 30 years of credited service) are eligible for an additional, temporary monthly benefit payable until age 62. Following three months of employment a participant may elect to be covered by the contributory feature of the VPP and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of final average monthly salary times years of employment while a contributory participant plus 0.4% of final average monthly salary in excess of the Social Security breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final average monthly salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive that an employee contributes. The Social Security breakpoint is equal to 150% of the average of the Social Security wage base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Since the VPP is a qualified plan, it is subject to the rules of the Internal Revenue Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of salary that may be recognized in computing plan benefits. In 2001 the maximum salary the VPP may recognize is $170,000.

      In addition to the Visteon Pension Plan, the company has implemented the Pension Parity Plan (“PPP”), an unfunded, nonqualified pension plan. The PPP restores any benefits lost due to the limitations on benefits and compensation imposed by the Internal Revenue Code.

Table 1

Projected Total Annual Retirement Benefits
From the Visteon Pension Plan
And the Pension Parity Plan

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$24,900	$33,200	$41,500	$49,800	$58,100
200,000	53,300	71,100	88,900	106,700	124,500
300,000	81,700	109,000	136,300	163,600	190,900
400,000	110,100	146,900	183,700	220,500	257,300
500,000	138,500	184,800	231,100	277,400	323,700
600,000	166,900	222,700	278,500	334,300	390,100
700,000	195,300	260,600	325,900	391,200	456,500
800,000	223,700	298,500	373,300	448,100	522,900
900,000	252,100	336,400	420,700	505,000	589,300
1,000,000	280,500	374,300	468,100	561,900	655,700

      For eligible executives, Visteon provides additional nonqualified, unfunded pension benefits through a Supplemental Executive Retirement Plan (“SERP”) and an Executive Separation Allowance Plan (“ESAP”). The SERP provides a monthly benefit, in the form of a life annuity, equal to the participant’s final average monthly salary (without regard to the Internal Revenue Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. Pursuant to his employment contract, Michael F. Johnston will also receive additional retirement benefits determined by crediting one additional year of service for each year of service credited under the terms of the Visteon Pension Plan. The ESAP provides a temporary monthly benefit, payable to age 65, equal to the participant’s highest base salary times a percentage, not to exceed 60% equal to the sum of i) 15%, ii) 6% for each year that such participant’s age at separation exceeds 55, (not to exceed 30%), and iii) 1% for each year of service in excess of 15. This amount is offset by any payments paid from any other private retirement plan of the company other than the SERP.

Table 2

Projected Total Annual Retirement Benefits
From the Supplemental Executive Retirement Plan

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$3,000	$4,000	$5,000	$6,000	$7,000
200,000	6,000	8,000	10,000	12,000	14,000
300,000	18,000	24,000	30,000	36,000	42,000
400,000	24,000	32,000	40,000	48,000	56,000
500,000	52,500	70,000	87,500	105,000	122,500
600,000	63,000	84,000	105,000	126,000	147,000
700,000	78,750	105,000	131,250	157,500	183,750
800,000	96,000	128,000	160,000	192,000	224,000
900,000	121,500	162,000	202,500	243,000	283,500
1,000,000	135,000	180,000	225,000	270,000	315,000

Table 3

Projected Total Annual Retirement Benefits
From the Executive Separation Allowance Plan
Assuming Benefits Commence at Age 55

	Years of Service

Remuneration	15	20	25	30	35

$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
300,000	45,000	60,000	75,000	90,000	105,000
400,000	60,000	80,000	100,000	120,000	140,000
500,000	75,000	100,000	125,000	150,000	175,000
600,000	90,000	120,000	150,000	180,000	210,000
700,000	105,000	140,000	175,000	210,000	245,000
800,000	120,000	160,000	200,000	240,000	280,000
900,000	135,000	180,000	225,000	270,000	315,000
1,000,000	150,000	200,000	250,000	300,000	350,000

      The table below shows the credited service earned by the Named Executives in the Visteon retirement plans as of December 31, 2001:

Credited Service (yrs.)

Peter J. Pestillo	1.3
Michael F. Johnston	1.2
Robert J. Womac	1.3
Daniel R. Coulson	1.3
Stacy L. Fox	2.0

Employment and Other Agreements

      The company has entered into an employment agreement with Michael F. Johnston which provides terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and “change in control” provisions. Mr. Johnston’s agreement expires on September 15, 2005. Thereafter, his agreement will be extended automatically each year unless, not later than ninety days prior to each such date, the company or Mr. Johnston shall have given notice not to extend the term.

      The “Change in Control” provisions of Mr. Johnston’s agreement and other agreements with Messrs. Pestillo and Coulson and Ms. Fox, and certain other officers, specify two triggering events: (i) a change in control and (ii) within three years (executive officers) or two years (certain other officers) after the change in control one of the following events occurs: participant’s employment is terminated without cause; a negative material change in made in participant’s duties and responsibilities; participant’s compensation or benefits are decreased and such decrease is unrelated to company performance; participant is required to materially relocate his or her residence or principal office location against his or her will; or the participant is not offered a comparable position with the successor entity. Each of the executive officers and certain other officers also has 30 days at the end of the first year after a change in control to terminate his or her employment for any reason and still receive the benefits under the agreement.

      Each participant is entitled to the following benefits upon occurrence of the triggering events: base salary, pro-rated annual bonus and any accrued vacation pay through date of termination; a severance payment in the amount of three times (executive officers) or one and one-half times (certain other officers) base salary plus target bonus; all unvested options and restricted stock will vest and become immediately exercisable, all awards under the Visteon Corporation 2000 Incentive Plan become payable immediately on a pro-rated basis; any compensation previously deferred, together with accrued interest or earnings, will be distributed as a lump sum payout; participant’s Supplemental Executive Retirement Program benefits will be funded through a trust or other mechanism which is protected from the persons controlling the company after the occurrence of the change in control; and health, dental and life insurance will remain in force over the cash severance benefit period. Change in control payments for executive officers will be grossed up for the payment, if any, of additional federal taxes (Code Section 280(G) “Excess Parachute Payment”). Other officers will not be grossed up; however, any officer whose contractual entitlements would be greater if such entitlements were to reduce the officer’s safe harbor level under the golden parachute excise tax provisions of the Code (thereby avoiding the imposition of the excise tax), will have his or her payment so reduced. An officer in this group whose contractual entitlements after payment of applicable excise taxes would be greater than his or her safe harbor amount would not incur such a reduction.

      The company has also entered into a consulting agreement with the Coldwater Corporation, effective July 1, 2001. Robert M. Teeter, a member of the Company’s Board of Directors, is the President of the Coldwater Corporation. Under this agreement, Mr. Teeter provides business planning and public policy advice. The current agreement expires June 30, 2002. The fees payable under this one-year contract are $200,000 plus expenses.

APPENDIX D — AUDIT COMMITTEE CHARTER

Charter of the Audit Committee of the Board of Directors of Visteon Corporation

      1. Purpose. The Audit Committee’s purpose is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations to stockholders and the investment community with respect to matters relating to corporate accounting, auditing, financial reporting and internal control and compliance functions of the Corporation and its subsidiaries.

      2. Composition. The Audit Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board of Directors, all of whom shall be “independent”, free from any relationship that, in the opinion of the Board would interfere with the exercise of his or her independent judgment as a member of the Audit Committee (See Schedule A for the definition of independence). The Chairman of the Audit Committee shall be designated by the Board of Directors, provided that if the Board of Directors does not so designate a Chairman, the members of the Audit Committee, by majority vote, may designate a Chairman. All members of the Audit Committee shall have a working understanding of basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

      3. Meetings. The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board of Directors. In addition, the Audit Committee (or its Chairman, at a minimum), should receive quarterly communication from management regarding financial results and forecasts, and should review year-end results with the independent auditors and members of management, as appropriate.

      4. Duties and Responsibilities. In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Audit Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Audit Committee:

  Documents/ Reports Review

      (a) Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

      (b) Review with management and the Corporation’s independent auditors the annual financial statements, including a discussion with the independent auditors of the matters required to be communicated by applicable Statements on Auditing Standards.

      (c) Confirm that the independent auditors have reviewed the 10-Q prior to its filing, including a discussion with the independent auditors of any matters required to be discussed by the Statements on Auditing Standards.

      (d) Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

  Independent Auditors

      (a) Review and approve the independent auditors’ annual engagement letter, including the proposed fees contained therein.

      (b) Review the performance of the independent auditors and make recommendations to the Board regarding the appointment or termination of the independent auditors.

      (c) Oversee the independence of the auditors by:

•	Receiving from the auditors, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standards.

•	Reviewing, and actively discussing with the Board, if necessary, and the auditors, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditors.

•	Recommending, if necessary, that the Board take certain action to satisfy itself of the auditors’ independence.

      (d) Instruct the independent auditors that they are ultimately accountable to the Audit Committee and the Board of Directors, and that the Audit Committee and the Board of Directors are responsible for the selection, evaluation and termination of the Corporation’s independent auditors.

  Financial Reporting Process

      (a) In consultation with management, the independent auditors and the internal auditors, review the integrity of the financial reporting processes, both internal and external.

      (b) Consider and approve, if appropriate, major changes to auditing and accounting principles and practices proposed by management. Discuss with the independent auditors any significant changes in auditing standards or audit scope impacting the audit.

      (c) Establish regular systems of reporting to the Audit Committee by finance management, the independent auditors, and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and any significant issues encountered during the course of the review or audit.

      (d) Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year.

      (e) Review the adequacy and effectiveness of the accounting and internal control policies and procedures through inquiry and discussions with the internal auditors, independent auditors and management of the Corporation.

      (f) Establish and maintain free and open means of communication between and among the Board of Directors, the Audit Committee, the independent auditors, the internal auditors and management, including providing such parties with appropriate opportunities to meet privately with the Audit Committee.

  Compliance/ General

      (a) Review, with the General Counsel, any legal matter that could have a significant impact on the financial statements.

      (b) Report, through the Audit Committee Chairman, to the Board following meetings of the Audit Committee on matters considered at the meeting.

      (c) Maintain minutes or other records of meetings and activities of the Audit Committee.

      (d) Review annual compliance plan with respect to the Corporation’s Ethics Policy.

      (e) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Audit Committee or the Board of Directors deems necessary or appropriate.

* * *

While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Audit Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Ethics Policy.

AUDIT COMMITTEE SCHEDULE A

VISTEON CORPORATION

INDEPENDENCE FOR AUDIT COMMITTEE MEMBERS

Independence

      The Audit Committee is required to consist of at least three independent Directors. An independent Director is a Director who has no relationship to the Corporation that may interfere with the exercise of independence from management and the company. There are four restrictions that apply to Audit Committee members.

•	Employees of the Corporation or its affiliates may not serve on the Audit Committee until three years following the termination of employment.

•	A Director who is a partner, controlling shareholder, executive officer, consultant, or otherwise has a direct business relationship* with the Corporation may serve on the Audit Committee only if the Board of Directors determines in its business judgment that the relationship does not interfere with the Director’s exercise of independent judgment.

•	A Director who is employed as an executive of another company where any of the Corporation’s executives serve on that company’s compensation committee may not serve on the Audit Committee.

•	A Director who is an immediate family member** of any individual who is an executive officer of the Corporation or its affiliates*** cannot serve on the Audit Committee until three years following the termination of such employment relationship.

*	A business relationship, as defined by the NYSE rules, can include a commercial, industrial, banking, consulting, legal, or accounting relationship, as well as other relationships. A director can have this relationship directly with the Corporation, or the director can be a partner, officer, or employee of an organization that has such a relationship.

**	Immediate family includes a person’s spouse, parents, children, siblings, parents-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than the employee) who shares such a person’s home.

***	Affiliate includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

APPENDIX E

A Pledge of Integrity

See the possibilities™

      As Visteon continues on its journey as an independent corporation, we have the unique opportunity to decide who we are as a company, what we stand for, and how we will conduct ourselves — both within the confines of our own facilities and operations and out in the marketplace. As employees, we have the opportunity each day and in every circumstance to respond to these challenges, realizing that how we act will determine, in large part, how we are regarded by our customers, our communities and our co-workers.

      Guiding our actions are certain core values. They include citizenship, innovation, safety, customer focus, people, profitability and integrity. Perhaps the most overarching value, the one that significantly impacts all the others, is integrity. Conducting ourselves with integrity requires a strong and continuing commitment to the ethics policy outlined in this booklet. I urge you to review these important principles and take time to reflect on how they affect you and your work.

      The ethical standards embodied in our policies — and our conduct — will distinguish Visteon as we continue on our exciting journey to success.

Sincerely,

Peter J. Pestillo

Chairman

Core Values

INNOVATION

      Our people’s creativity and their ability to anticipate the market and leverage technology will give us a competitive advantage.

INTEGRITY

      We demand the highest ethical standards of ourselves and others.

SAFETY

      We will not compromise in providing a safe work environment for our employees and safe products for our customers.

CUSTOMERS

      We will earn the trust and satisfaction of our customers by exceeding their expectations.

PEOPLE

      We will create an inclusive work environment where all employees can contribute to their fullest capability.

PROFITABILITY

      We are committed to providing value to our shareholders by building a high performing business.

CITIZENSHIP

      We will act to protect the environment and add value to the community.

Leadership Standards

FOCUS ON THE CUSTOMER

      Demonstrate fast response, flawless execution and flexible approaches.

UNDERSTAND THE BUSINESS

      Leverage product integration and acquire an in-depth knowledge of our customers, competitors, partners and ourselves.

TAKE ACTION

      Seek creative solutions to problems, add value and make a difference.

VALUE DIVERSITY AND RESPECT OTHERS

      Cultivate an environment where all ideas are considered and valued and all people can succeed.

TEACH AND LEARN

      Share knowledge and experience; gain new insights from others.

TAKE RESPONSIBILITY

      Be accountable for decisions and actions.

DEMONSTRATE INTEGRITY

      Possess business ethics beyond reproach.

FOSTER A SAFE AND HEALTHY ENVIRONMENT

      Practice careful workplace standards and become model global citizens.

RECOGNIZE INDIVIDUAL AND TEAM CONTRIBUTIONS

      Celebrate our successes; learn from our mistakes.

COMMUNICATE

      Share information.

Diversity and Equal Opportunity

       Visteon is committed to creating and maintaining an environment in which all employees are treated with integrity and respect, and differences are highly valued. We are working to foster an inclusive environment that provides equal opportunity to our employees, customers, suppliers and the community at large. By creating a corporate culture in which harassment or discriminatory treatment of any form is not tolerated, we can give every employee the opportunity to contribute fully to the business success of Visteon.

Safety, Health and the Environment

       At Visteon, the health and safety of each individual is a primary concern. We are committed to practices that will generate safe workplace actions, conditions and procedures, and we are working closely with our employees to develop and maintain a safe and healthy work environment. Visteon also is a responsible corporate citizen, protecting and conserving the natural environment. We comply with all accepted environmental standards — meeting and often exceeding applicable regulatory and legal requirements. We continually are improving our environmental performance, working to minimize the creation of solid and liquid waste and eliminating other practices that could have a harmful impact on the environment.

      In addition, we encourage and support our employees’ involvement in local environmental issues as they strive to make a difference within our communities.

Product Safety and Quality

       To realize our vision of becoming the world’s leading supplier of integrated automotive systems, Visteon must design, engineer and manufacture products that meet or exceed all applicable laws, regulations, voluntary standards and industry practices. Acknowledging the trust customers and consumers place in us, we accept the responsibility to produce high quality products and services with a commitment to continuous improvement in product performance. And we are dedicated to creating products that consistently earn high marks for safety. Because every employee impacts Visteon products and services, we all share the commitment to, and responsibility for, safety and quality in the products we make.

Company Property and Information

       Company records, property, technical information and communications constitute a valuable asset that can be critical to Visteon’s performance and competitive advantage. Such materials are the property of the company and should be used only to further Visteon’s business objectives.

      Employees can help protect the confidentiality of this important business information by taking certain precautions:

•	Discuss confidential information only in secured areas

•	Limit use of speakerphones and cellular phones

•	Lock all file cabinets

•	Secure computers and computer discs

•	Restrict entry to secured areas to persons with proper identification

•	Prohibit use of cameras on company sites

•	Keep prototypes, parts and related product information out of sight

•	Refer outside requests for information to the appropriate organization

•	Shred confidential papers

      In addition, employees are required to ensure the accuracy of any records they may develop or review, including financial records, expense reports and engineering or other technical documents.

      These responsibilities and restrictions apply equally to electronic information methods (e-mail, Internet, etc.) and prohibit accessing or creating any electronic communications that contradict Visteon personnel policy.

Intellectual Property

       Inventions, ideas and other forms of intellectual property are an integral part of Visteon’s success. As a result, we are diligent about protecting valuable company technology through patents, trade secret protection, copyrights or other such methods. Visteon is equally committed to avoiding the unauthorized use of the intellectual property of other companies or individuals.

Insider Trading

       One example of a misuse of Visteon information and a violation of the law is insider trading. Insider trading occurs when an individual uses material nonpublic information acquired in the course of employment to buy or sell stock or other securities. It is unethical and unlawful for Visteon employees to use such information for their own benefit or to disclose it to others (such as family members or friends) who would use it in buying or selling Visteon securities. Also prohibited are “tips” about a company with which Visteon might have a pending material transaction, such as an acquisition or a strategic alliance, if information about the transaction is nonpublic.

Conflicts of Interest

       As Visteon employees, we should avoid any actions, investments or interests which reflect unfavorably on ourselves or the company. More specifically, we should avoid any action that has the potential or appearance of impacting the company adversely or interfering with an employee’s business judgment. Examples of potential conflicts of interest include: accepting offers of lavish gifts, entertainment or other favors from suppliers; having a financial interest in a vendor or business partner of Visteon; outsourcing work to a company in which a relative has a position of leadership or stands to make monetary gain. Visteon employees also must be aware of our customers’ policies regarding gifts and entertainment and respect such policies.

Antitrust Legislation

       Visteon policy as well as antitrust laws prohibit price fixing, unfair competition or any other activity which unfairly impacts or restricts competition in the marketplace. Seeking or receiving competitive information or gaining a competitive advantage through illegal means is prohibited. Activities that might constitute violations of antitrust laws and Visteon policy include agreements with competitors on pricing elements, agreements to divide territories or markets, or any limitation on the export, import, production, purchase or sale of products.

International Business and Governmental Regulations

       Visteon expects employees, agents and its representatives to comply with all applicable laws in every country in which Visteon does business. One of the most significant laws that will be encountered by employees or others involved in government or international business markets is the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits offers of, or payments to, foreign officials, political parties or candidates for political office, to obtain preferential governmental treatment. This prohibition extends beyond monetary payments and includes offering anything of value not only to government officials, but also to their representatives or family members. Under certain limited circumstances, nominal payments to facilitate governmental services to which Visteon is legally entitled are not in violation of the FCPA.

      Even to the extent that such payments are legal and customary in any particular country in which Visteon does business, they may not be made without advance approval of the legal department. Legal department approval is also required whenever Visteon employees are contemplating giving gifts or contributions to government representatives or foreign officials.

      Several laws restrict the countries in which Visteon can operate, as well as the information or products that it can export. Before making a business entry into any new country, consult the legal department.

Other Responsibilities

       Integrity comes down to people doing the right thing — not looking for personal gain or to reward others by taking advantage of ambiguity or uncertainty. Visteon employees are not only champions of the ethics policy, they also can be its protectors — questioning and reporting any practice or activity that conflicts, or appears to conflict, with the Company’s ethical standards. Employees who report suspected violations of this policy will help further the business interests of Visteon and ensure that the public regards Visteon as a company committed to integrity.

      Employees should discuss any questions or concerns they have regarding compliance with their managers, their local human resources department or the legal department. Reports of violations or suspected violations of this policy can be made anonymously by calling 313-755-0790 (or 800-311-1561 in North America). The hotline is also a resource for resolving any questions or concerns you might have about Visteon’s ethical standards if discussions with management, human resources or the legal department have not resulted in a satisfactory resolution.

APPENDIX F

DIRECTIONS TO THE COPLEY THEATRE

From the West via Interstate 90, The Massachusetts Turnpike East:

Follow Interstate 90E to Exit 22, “Copley Square, Prudential Center.” Follow signs to Copley Square. After the exit, go to the first set of lights and turn left onto Dartmouth Street. Follow Dartmouth Street to the 4th set of lights at Commonwealth Avenue and turn right. At the first set of lights turn right onto Clarendon Street. The Copley Theatre is on the left immediately after you go through the first set of lights.

From the South via Interstate 95 and Interstate 93N or Route 3N:

Follow Interstate 95N or Route 3N to Interstate 93N into the city and take Exit 17, “E. Berkeley Street”. Stay in the left lane and at the first set of lights turn left onto E. Berkeley Street. Follow E. Berkley Street through 5 sets of lights. Immediately after 5th set of lights the road bears right (police station on left), continue over bridge. Follow Berkeley Street to the 5th set of lights. At Newbury Street take a left. Follow Newbury Street to 1st set of lights. At Clarendon Street take a left. The Copley Theatre is immediately on your left.

From the North via Interstate 93S or Route 1S to 93S:

Follow Route 1 South to Interstate 93S or take Interstate 93S to Exit 26, “Storrow Drive, Cambridge”. Follow the signs for Storrow Drive. Take the second exit on the left, “Copley Square, Back Bay”. At the first set of lights, turn right onto Beacon Street. At the second set of lights take a left onto Clarendon Street. After the fourth set of lights the Theatre is immediately on your left.

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

5859-PS-02

Visteon Corporation

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders

The undersigned hereby appoints Daniel R. Coulson and Stacy L. Fox, or either of them, proxies with power of substitution, to vote all the shares of the Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Visteon’s Annual Meeting of Stockholders to be held at the Copley Theatre, 225 Clarendon Street, Boston, Massachusetts at 10:00 a.m., eastern daylight savings time, on May 8, 2002, and at any adjournment thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal 1), (b) “FOR” Proposal # 2 and (c) “AGAINST” Proposals # 3 and 4, each of which is set forth in the Proxy Statement.

ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE	(Continued and to be signed on reverse side)

/\ Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope /\

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, MAY 8, 2002
TIME:	10:00AM EASTERN DAYLIGHT TIME
LOCATION:	THE COPLEY THEATRE
225 CLARENDON STREET
BOSTON, MASSACHUSETTS USA

To Visteon Stockholders,

     We invite you to attend our 2002 Annual Meeting of Stockholders at the Copley Theatre. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect two directors to three-year terms on the Board of Directors. The board has nominated for reelection William H. Gray, III and Robert H. Jenkins, both current directors.

2.	Ratify the Board’s appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2002. PricewaterhouseCoopers served in this same capacity in fiscal 2001.

3.	A stockholder proposal relating to the adoption of a stockholder rights plan.

4.	A stockholder proposal relating to the adoption of a code for the company’s international operations.

     You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 15, 2002, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

STACY L. FOX
Secretary

Dearborn, Michigan
April 9, 2002

Please mark your	5859
votes as in this
example

     The Board of Directors recommends a vote “FOR” the Election of all Management Nominees, FOR Proposal # 2 and AGAINST Proposals # 3 & 4.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Proposal 1 - Election of Directors 01 William H. Gray III 02 Robert H. Jenkins			Proposal 2 — Ratify Board’s Appointment of Independent Auditors				Proposal 3 — A Stockholder Proposal Relating to the Adoption of a Stockholder Rights Plan
For, except vote withheld for the following nominee(s):
______________________________________							Proposal 4 — A Stockholder Proposal Relating to the Adoption of a Code for the Company’s International Operations

	YES	NO
I Plan to Attend the
Annual Meeting

Discontinue Annual
Report Mailings to this
Account

Address Change
(indicate new address in
the box on the reverse side.)

SIGNATURE(S) ________________________________________________ DATE_____________

NOTE: Please sign exactly as the name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

/\ FOLD AND DETACH HERE /\

Instructions for Telephone and Internet Voting
Available 24 hours a day, 7 days a week

On a touch-tone phone call toll-free 1-877-779-8683 (within the US and Canada) and you will hear these instructions:

•	Enter the Voter Control Number as it appears on this proxy card followed by the pound sign (#)
•	Enter the last four digits of your social security number followed by the pound sign (#)
•	You will then have two options:
OPTION 1:to vote all proposals in accordance with the recommendations of the Board of Directors
OPTION 2: to vote each proposal separately
•	Your vote will be repeated and you will be asked to confirm it

Log onto the Internet and type: www.eproxyvote.com/vc

•	Have your proxy card ready and follow the simple instructions
Your electronic vote authorizes the named proxies to vote your shares to the same extent as if you marked, dated and returned the proxy card.

If you have voted by phone or Internet, you do not need to return your proxy card.
THANK YOU FOR VOTING

If you attend the meeting, please bring this stub as your Admission Ticket